Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date: April 21, 2014

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces First Quarter 2014 Earnings

Michigan City, Indiana (NASDAQ GM: HBNC) – Horizon Bancorp today announced its unaudited financial results for the three-month period ended March 31, 2014.

SUMMARY:

•	First quarter 2014 net income was $3.4 million or $.38 diluted earnings per share.
•	Excluding fees related to the acquisition of SCB Bancorp, Inc., net income for the first quarter of 2014 was $3.6 million or $.40 diluted earnings per share.
•	Net interest income, after provisions for loan losses, for the first three months of 2014 was $13.3 million compared with $13.9 million for the same period in the prior year.
•	Horizon’s previously announced acquisition of SCB Bancorp, Inc. and its wholly-owned subsidiary, Summit Community Bank, headquartered in East Lansing, Michigan closed as scheduled on April 3, 2014.
•	Horizon did not record a provision for the three months ended March 31, 2014 compared with a provision of $2.1 million for same period of 2013.
•
Non-interest income was $5.5 million in first quarter 2014 compared with $7.5 million in the same period of 2013, reflecting a decrease of $1.7 million in gain on sale of loans and a decrease of $368,000 in gain on sale of investment securities.

•	Total loans increased $34.0 million during the quarter to $1.1 billion at March 31, 2014.
•	Commercial loans increased $23.4 million during the quarter or 4.6% to $528.6 million at March 31, 2014.
•	Core deposits increased $67.7 million during the quarter or 6.7% to $1.1 billion at March 31, 2014.
•	Horizon’s tangible book value per share rose to $15.52 at March 31, 2014, compared to $14.97 at December 31, 2013 and $14.64 at March 31, 2013.
•
Horizon Bank’s capital ratios, including Tier 1 Capital to Average Assets of 9.51% and Total Capital to Risk Weighted Assets of 14.12% as of March 31, 2014, continue to be well above the regulatory standards for well-capitalized banks.

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Pg. 2 cont. Horizon Bancorp Announces First Quarter 2014 Earnings

Craig M. Dwight, Chairman and CEO, commented: “We are very pleased to continue Horizon’s growth story this quarter by achieving solid loan and core deposit growth despite the highly competitive environment and tepid economic recovery. This growth speaks to the quality and dedication of our team to expand existing client relationships and source new business opportunities.” Dwight specifically noted the growth in commercial loans during the quarter which increased $23.4 million to $528.6 million at March 31, 2014. On an annualized basis this amounts to an increase of 18.6%. While Horizon experienced loan growth in a majority of the Bank’s markets, Kalamazoo and Indianapolis contributed $15.9 million or 46.8% of the $34.0 million in total loan growth during the first three months of 2014.

Dwight continued, “The slowdown in residential mortgage lending negatively impacted our results in the first quarter of 2014, continuing to validate Horizon’s four balanced revenue streams – business banking, retail banking, residential mortgage lending and wealth & investment management.  In anticipation of the residential mortgage lending slowdown, we made significant investments in new market entries, employee talent, commitment to customer service guarantees and technology to provide the best in class service to our customers.  Our results this quarter illustrate these investments are paying off. At the same time, our continued asset quality improvement has enabled the Bank to significantly reduce our provision for loan losses, reflecting the hard work of our collections and credit administration staff.”

Dwight noted the Bank continues to build core deposits to help maintain a low cost of funding. Core deposit accounts grew $67.7 million or 6.7% during the first quarter of 2014 to $1.1 billion compared with $1.0 billion as of December 31, 2013 and March 31, 2013.

On March 25, 2014, shareholders of SCB Bancorp, Inc. approved Horizon’s previously announced acquisition of SCB Bancorp, Inc. and its wholly-owned subsidiary, Summit Community Bank, headquartered in East Lansing, Michigan.  The transaction closed as scheduled on April 3, 2014, and the systems integration is expected to be completed on April 26, 2014. Dwight commented, “This transaction reflects Horizon’s approach to looking for growth opportunities both organically and through strategic partnerships. By partnering with SCB Bancorp, Horizon added an exceptional group of employees to our staff and entered another significant market with tremendous potential. We are delighted to welcome Summit Community Bank to our team and look forward to them contributing to Horizon’s future success.”

Additionally, on February 28, 2014, Horizon completed the acquisition of 1st Mortgage of Indiana, adding an experienced group of high quality mortgage professionals to our Indianapolis presence.

Emerging Issues

Horizon has acquired land in Carmel and Fishers, Indiana with the expectation to build two full service offices in this Central Indiana growth market.  Horizon has on board two seasoned bankers working from a loan production office to support our Carmel expansion efforts and has commenced a search for qualified and seasoned bankers in the Fishers market area.

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Pg. 3 cont. Horizon Bancorp Announces First Quarter 2014 Earnings

Income Statement Highlights

Net income for the first quarter of 2014 was $3.4 million or $.38 diluted earnings per share compared to $5.3 million or $.58 diluted earnings per share in the first quarter of 2013.  Excluding transaction expenses related to the acquisition of SCB Bancorp, Inc. of $311,000, net income would have been $3.6 million or $.40 for the first quarter of 2014.  The decrease in net income for the quarter primarily reflects the decline in mortgage warehouse activity as well as a reduction in interest income from Heartland loan valuation discounts recognized at the time of acquisition being accreted and discounts recognized from loans paying off.  Mortgage warehouse balances decreased from $143.6 million as of March 31, 2013 to $102.1 million as of March 31, 2014 and the gain on sale of mortgage loans decreased $1.7 million from $3.1 million in the first quarter of 2013 to $1.4 million in the first quarter of 2014. Interest income from the Heartland loan valuation discounts decreased by $1.6 million to $389,000 for the three months ending March 31, 2014 compared to $2.0 million for the three months ending March 31, 2013.

Horizon’s net interest margin was 3.48% during the first quarter of 2014, down from 4.10% for same period of 2013.  Excluding the interest income recognized from the loan discounts, the margin would have been 3.38% for the three-month period ending March 31, 2014 compared to 3.62% for the three-month period ending March 31, 2013. The decrease in net interest margin was primarily attributable to a reduction in mortgage warehouse activity in the first quarter of 2014 compared to the first quarter of 2013 and lower yields on new and repricing earning assets.

Residential mortgage lending activity during the first quarter of 2014 generated $1.4 million in income from the gain on sale of mortgage loans, a decrease of $1.7 million from the first quarter of 2013 and an increase of $197,000 from the fourth quarter of 2013.  Total origination volume in the first quarter of 2014 totaled $52.6 million, representing a decrease of 22.0% from the previous quarter of $67.4 million and a decrease of 41.2% from the first quarter of 2013 of $89.5 million.  The reduction in the gain on sale of mortgages was due to a decrease in total origination volume, partially offset by an increase in the percentage earned on the sale of these loans. Purchase money mortgage originations during the first quarter of 2014 represented 70.6% of total originations compared to 75.3% of originations during the fourth quarter of 2013 and 43.7% during the first quarter of 2013.

Lending Activity

Total loans increased $34.0 million from December 31, 2013 to $1.1 billion at March 31, 2014 as mortgage warehouse loans increased by $4.0 million, residential mortgage loans increased by $3.9 million and consumer loans increased by $595,000.  Commercial loans increased $23.4 million or 4.6% from $505.2 million at December 31, 2013 to $528.6 million at March 31, 2014.  “Our focus on loan growth by investing in high quality employees and expanding our reach showed substantial results in the first quarter of 2014,” Dwight commented.  “Investments in lending personnel and key growth markets, has positioned the bank well for future market share gains without the need to sacrifice our disciplined credit culture.”

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Pg. 4 cont. Horizon Bancorp Announces First Quarter 2014 Earnings

Total loan balances in the Kalamazoo and Indianapolis markets continued to grow during the first quarter of 2014 to $120.4 million and $81.0 million, respectively, as of March 31, 2014. Kalamazoo’s aggregate loan balances increased $6.6 million or 5.8% and Indianapolis’ aggregate loan balances increased $9.3 million or 12.9% during the three months ended March 31, 2014.

In the first quarter of 2014, Horizon did not record a provision for loan losses compared to a provision for loan losses of $2.1 million for the same period of the prior year.  The lower provision for loan losses in the first quarter of 2014 compared to the same period of 2013 was due to the continued improvement of nonperforming and substandard loans.

The ratio of the allowance for loan losses to total loans decreased to 1.46% as of March 31, 2014 from 1.49% as of December 31, 2013 due to the increase in total loans. The increase in allowance for loan losses from $16.0 million as of December 31, 2013 to $16.1 million as of March 31, 2014 was due to net recoveries of $110,000 during the first quarter of 2014.

Non-performing loans totaled $17.6 million as of March 31, 2014, down from $18.3 million as of December 31, 2013.  Compared to December 31, 2013, non-performing commercial loans and consumer loans decreased by $158,000 and $695,000, respectively, partially offset by an increase of $212,000 in non-performing real estate loans.  As a percentage of total loans, non-performing loans were 1.59% at March 31, 2014, down 11 basis points from 1.70% at December 31, 2013.

At March 31, 2014, loans acquired in the Heartland acquisition represented $4.2 million in non-performing, $9.0 million in substandard and $150,000 in delinquent loans, which compares to $4.5 million in non-performing, $10.3 million in substandard and $323,000 in delinquent loans at December 31, 2013.

Expense Management

Total non-interest expense was $535,000 higher in the first quarter of 2014 compared to the same period of 2013 and $1.1 million lower compared to the fourth quarter of 2013.  The increase in the first quarter of 2014 compared to the same period of 2013 was primarily due to an increase in net occupancy expenses, data processing expenses and professional fees. In addition, the first quarter of 2014 included $311,000 of expenses related to the acquisition of SCB Bancorp, Inc. consisting of $169,000 in professional fees and $142,000 of outside service and consultant expenses. The decrease in the first quarter of 2014 compared to the previous quarter primarily consisted of a decrease in salaries and employee benefits and other losses of $630,000 and 623,000, respectively.

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern and Central Indiana and Southwest Michigan through its commercial banking subsidiary Horizon Bank, NA.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.horizonbank.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

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Pg. 5 cont. Horizon Bancorp Announces First Quarter 2014 Earnings

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon. For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.  Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in its Form 10-K.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Contact:	Horizon Bancorp
Mark E. Secor
Chief Financial Officer
(219) 873-2611
Fax: (219) 874-9280

#  #  #

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2014	2013	2013	2013	2013
Balance sheet:
Total assets	$1,806,583	$1,758,276	$1,781,024	$1,785,907	$1,734,250
Investment securities	529,340	518,501	524,054	492,363	482,086
Commercial loans	528,635	505,189	499,584	502,230	473,102
Mortgage warehouse loans	102,146	98,156	113,591	154,962	143,609
Residential mortgage loans	189,893	185,958	189,254	182,610	191,347
Consumer loans	280,120	279,525	278,990	277,864	281,710
Earning assets	1,649,653	1,604,794	1,624,251	1,638,923	1,594,292
Non-interest bearing deposit accounts	238,499	231,096	223,354	213,700	217,197
Interest bearing transaction accounts	840,258	779,966	816,167	772,790	777,973
Time deposits	276,814	280,458	288,799	310,766	319,893
Borrowings	236,043	256,296	242,505	282,837	208,899
Subordinated debentures	32,525	32,486	32,448	32,409	32,370
Common stockholders' equity	157,283	152,020	150,959	147,665	149,777
Total stockholders’ equity	169,783	164,520	163,459	160,165	162,277

Income statement:	Three months ended
Net interest income	$13,272	$14,129	$14,669	$16,575	$16,010
Provision for loan losses	-	(997)	104	729	2,084
Non-interest income	5,522	5,687	5,910	6,849	7,460
Non-interest expenses	14,514	15,610	14,061	14,795	13,979
Income tax expense	863	1,088	1,629	2,235	2,096
Net income	3,417	4,115	4,785	5,665	5,311
Preferred stock dividend	(31)	(63)	(66)	(96)	(146)
Net income available to common shareholders	$3,386	$4,052	$4,719	$5,569	$5,165

Per share data:
Basic earnings per share	$0.39	$0.47	$0.55	$0.65	$0.60
Diluted earnings per share	0.38	0.45	0.52	0.62	0.58
Cash dividends declared per common share	0.11	0.11	0.11	0.10	0.10
Book value per common share	18.25	17.64	17.52	17.14	17.38
Tangible book value per common share	15.52	14.97	14.82	14.42	14.64
Market value - high	24.91	26.09	25.04	20.45	20.87
Market value - low	$20.27	$21.07	$20.74	$18.97	$19.10
Weighted average shares outstanding - Basic	8,630,966	8,623,360	8,618,969	8,617,466	8,617,466
Weighted average shares outstanding - Diluted	9,021,786	9,020,289	9,019,211	8,974,103	8,980,655

Key ratios:
Return on average assets	0.79%	0.93%	1.09%	1.29%	1.23%
Return on average common stockholders' equity	8.81	10.44	12.60	14.67	14.11
Net interest margin	3.48	3.60	3.78	4.21	4.10
Loan loss reserve to total loans	1.46	1.49	1.64	1.67	1.78
Non-performing loans to loans	1.59	1.70	2.07	2.27	2.16
Average equity to average assets	9.65	9.46	9.22	9.34	9.16
Bank only capital ratios:
Tier 1 capital to average assets	9.51	9.18	9.00	8.77	8.66
Tier 1 capital to risk weighted assets	12.87	13.42	13.17	12.37	12.52
Total capital to risk weighted assets	14.12	14.67	14.42	13.63	13.78

Loan data:
Substandard loans	$32,648	$34,721	$44,420	$51,773	$53,203
30 to 89 days delinquent	2,613	3,452	2,692	4,083	5,717

90 days and greater delinquent - accruing interest	$202	$48	$2	$122	$2
Trouble debt restructures - accruing interest	4,997	5,053	3,507	5,086	4,637
Trouble debt restructures - non-accrual	3,662	3,427	5,986	6,586	6,784
Non-accrual loans	8,775	9,749	12,986	13,855	12,293
Total non-performing loans	$17,636	$18,277	$22,481	$25,649	$23,716

HORIZON BANCORP
Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2014	2013	2013	2013	2013

Commercial	$7,236	$6,663	$7,663	$7,526	$9,166
Real estate	2,813	3,462	3,238	3,734	3,477
Mortgage warehousing	1,665	1,638	1,686	1,610	1,603
Consumer	4,388	4,229	5,261	6,010	5,319
Unallocated	-	-	-	-	-
Total	$16,102	$15,992	$17,848	$18,880	$19,565

Net Charge-offs (Recoveries)
(Dollars in Thousands, Unaudited)

	Three months ended
	March 31	December 31	September 30	June 30	March 31
	2014	2013	2013	2013	2013

Commercial	$(361)	$214	$604	$699	$347
Real estate	18	350	40	411	140
Mortgage warehousing	-	-	-	-	-
Consumer	233	295	492	304	302
Total	$(110)	$859	$1,136	$1,414	$789

Total Non-performing Loans
(Dollars in Thousands, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2014	2013	2013	2013	2013

Commercial	$7,313	$7,471	$7,887	$9,466	$10,055
Real estate	6,357	6,145	8,093	9,366	8,947
Mortgage warehousing	-	-	-	-	-
Consumer	3,966	4,661	6,501	6,817	4,714
Total	$17,636	$18,277	$22,481	$25,649	$23,716

Other Real Estate Owned and Repossessed Assets
(Dollars in Thousands, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2014	2013	2013	2013	2013

Commercial	$812	$830	$954	$629	$957
Real estate	867	1,277	385	429	745
Mortgage warehousing	-	-	-	-	-
Consumer	39	14	44	37	52
Total	$1,718	$2,121	$1,383	$1,095	$1,754

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2014			March 31, 2013
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

ASSETS
Interest-earning assets
Federal funds sold	$7,43	$4	0.22%	$12,639	$8	0.26%
Interest-earning deposits	5,722	3	0.21%	7,423	2	0.11%
Investment securities - taxable	386,793	2,383	2.50%	371,311	2,012	2.20%
Investment securities - non-taxable (1)	147,840	1,123	4.28%	120,652	967	4.33%
Loans receivable (2)(3)(4)	1,050,491	12,954	5.00%	1,105,843	16,440	6.03%
Total interest-earning assets (1)	1,598,285	16,467	4.29%	1,617,868	19,429	4.95%

Noninterest-earning assets
Cash and due from banks	24,890			23,745
Allowance for loan losses	(16,166)			(18,425)
Other assets	138,322			134,623

	$1,745,331			$1,757,811

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$1,079,514	$1,277	0.48%	$1,102,599	$1,480	0.54%
Borrowings	228,138	1,422	2.53%	241,383	1,448	2.43%
Subordinated debentures	32,502	496	6.19%	32,370	491	6.15%
Total interest-bearing liabilities	1,340,154	3,195	0.97%	1,376,352	3,419	1.01%

Noninterest-bearing liabilities
Demand deposits	223,974			202,403
Accrued interest payable and other liabilities	12,807			18,082
Shareholders' equity	168,396			160,974

	$1,745,331			$1,757,811

Net interest income/spread		$13,272	3.32%		$16,010	3.95%

Net interest income as a percent of average interest earning assets (1)			3.48%			4.10%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)	Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees.
(4)	Loan fees and late fees included in interest on loans.

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	March 31	December 31
	2014	2013
	(Unaudited)
Assets
Cash and due from banks	$35,820	$31,721
Investment securities, available for sale	519,430	508,591
Investment securities, held to maturity (fair value of $9,910 and $9,910)	9,910	9,910
Loans held for sale	5,335	3,281
Loans, net of allowance for loan losses of $16,102 and $15,992	1,084,692	1,052,836
Premises and equipment	47,013	46,194
Federal Reserve and Federal Home Loan Bank stock	14,184	14,184
Goodwill	20,483	19,748
Other intangible assets	3,100	3,288
Interest receivable	7,536	7,501
Cash value life insurance	36,423	36,190
Other assets	22,657	24,832
Total assets	$1,806,583	$1,758,276
Liabilities
Deposits
Non-interest bearing	$238,499	$231,096
Interest bearing	1,117,072	1,060,424
Total deposits	1,355,571	1,291,520
Borrowings	236,043	256,296
Subordinated debentures	32,525	32,486
Interest payable	498	506
Other liabilities	12,163	12,948
Total liabilities	1,636,800	1,593,756
Commitments and contingent liabilities
Stockholders’ Equity
Preferred stock, Authorized, 1,000,000 shares
Series B shares $.01 par value, $1,000 liquidation value
Issued 12,500 shares	12,500	12,500
Common stock, no par value
Authorized, 22,500,000 shares
Issued, 8,703,596 and 8,706,971 shares
Outstanding, 8,630,966 and 8,630,966 shares	-	-
Additional paid-in capital	32,604	32,496
Retained earnings	123,678	121,253
Accumulated other comprehensive income (loss)	1,001	(1,729)
Total stockholders’ equity	169,783	164,520
Total liabilities and stockholders’ equity	$1,806,583	$1,758,276

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended March 31
	2014	2013
	(Unaudited)	(Unaudited)
Interest Income
Loans receivable	$12,954	$16,440
Investment securities
Taxable	2,390	2,022
Tax exempt	1,123	967
Total interest income	16,467	19,429
Interest Expense
Deposits	1,277	1,480
Borrowed funds	1,422	1,448
Subordinated debentures	496	491
Total interest expense	3,195	3,419
Net Interest Income	13,272	16,010
Provision for loan losses	-	2,084
Net Interest Income after Provision for Loan Losses	13,272	13,926
Non-interest Income
Service charges on deposit accounts	923	913
Wire transfer fees	112	190
Interchange fees	959	866
Fiduciary activities	1,048	1,140
Gain on sale of investment securities (includes $0 and $368 for the three months ended March 31, 2014 and 2013, respectively, related to accumulated other comprehensive earnings reclassifications)	-	368
Gain on sale of mortgage loans	1,411	3,106
Mortgage servicing income net of impairment	207	163
Increase in cash value of bank owned life insurance	233	252
Other income	629	462
Total non-interest income	5,522	7,460
Non-interest Expense
Salaries and employee benefits	7,483	7,504
Net occupancy expenses	1,424	1,311
Data processing	870	600
Professional fees	608	499
Outside services and consultants	661	712
Loan expense	1,015	1,114
FDIC insurance expense	256	283
Other losses	38	(72)
Other expense	2,159	2,028
Total non-interest expense	14,514	13,979
Income Before Income Tax	4,280	7,407
Income tax expense (includes $0 and $129 for the three months ended March 31, 2014 and 2013, respectively, related to income tax expense from reclassification items)	863	2,096
Net Income	3,417	5,311
Preferred stock dividend and discount accretion	(31)	(146)
Net Income Available to Common Shareholders	$3,386	$5,165
Basic Earnings Per Share	$0.39	$0.60
Diluted Earnings Per Share	0.38	0.58